Exhibit 99.1

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

        January 1, 2017

BY E-MAIL AND OVERNIGHT MAIL

Ancora Catalyst Fund LP

c/o Ancora Advisors, LLC

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

Attn: Frederick DiSanto

Re: Notice of Proposed Action by Written Consent of Stockholders

Dear Mr. DiSanto:

Reference is hereby made to that certain letter, dated December 22, 2016, from Ancora Catalyst Fund LP, a Delaware limited partnership (“Ancora”), to Edgewater Technology, Inc., a Delaware corporation (the “Company”), delivering Ancora’s Notice of Proposed Action by Written Consent of Stockholders (the “Ancora Notice”).

As requested by Ancora in the Ancora Notice, and acting pursuant to Article I, Section 9 and Article V, Section 5 of the Company’s Amended and Restated By-laws (the “By-laws”) and Section 213 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company, acting by unanimous written consent dated as of January 1, 2017, has fixed the close of business on January 11, 2017 as the record date for purposes of determining the holders of record of the Company’s Common Stock, $0.01 par value per share, eligible to consent in writing pursuant to Article I, Section 9 of the By-laws and Section 228 of the DGCL with respect to the Consent of Stockholders of Edgewater Technology, Inc. to Action Without A Meeting dated December 22, 2016 and delivered to the Company by Ancora on that date.

Very truly yours,

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: Chief Financial Officer, Treasurer and Corporate Secretary

cc:	Steve Wolosky, Esq., Olshan Frome Wolosky LLP

Aneliya S. Crawford, Esq., Olshan Frome Wolosky LLP

Additional Information

In connection with the consent solicitation initiated by Ancora Catalyst Fund, LP and other parties (collectively, “Ancora”), Edgewater Technology, Inc. (the “Company”) may file a consent revocation statement and other documents regarding the Lone Star proposals with the Securities and Exchange Commission (the “SEC”) and may mail a consent revocation statement and a consent revocation card to each stockholder of record entitled to deliver a written consent with respect to the Lone Star proposals. STOCKHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final consent revocation statement, if any, may be mailed to stockholders. Investors and stockholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Edgewater at its website, www.edgewater.com, or 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Ancora proposals. Information concerning the Company’s participants is set forth in the proxy statement, dated April 25, 2016, for its 2016 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in any solicitation of consent revocations in connection with the Lone Star proposals and other relevant materials, if any, will be filed with the SEC when they become available.